Exhibit 4.1

ALAMOS GOLD INC.

EMPLOYEE SHARE PURCHASE PLAN

Amended and Restated on April 9, 2014 and Amended on May 7, 2015 and July 2, 2015

1.	PURPOSE

The purpose of the Plan is to advance the long-term interests of the Corporation by providing officers, employees and consultants of the Corporation and its subsidiaries with the opportunity and incentive, through the ability to purchase Shares, to acquire an ownership interest in the Corporation, and to promote a greater alignment of interests between such persons and shareholders of the Corporation.

2.	DEFINITIONS AND INTERPRETATION

2.1 Definitions. For purposes of the Plan, the following words and terms shall have the following meanings:

“Alamos” means Alamos Gold Inc. prior to the Effective Time, including its subsidiaries and affiliates as the context requires;

“Addendum” means the addendum for US Taxpayers (as defined in the Addendum) attached hereto as Addendum A - Special Provisions Applicable to US Taxpayers and forming part of the Plan;

“Administrator” means any third party administrator retained by the Board to perform administrative duties under the Plan;

“affiliate” means an “affiliated company” determined in accordance with the Securities Act (Ontario) and also includes those entities that are similarly related, whether or not any of the entities are corporations, companies, partnerships, limited partnerships, trusts, income trusts or investment trusts or any other organized entity issuing securities;

“associate” means an “associate” determined in accordance with the Securities Act (Ontario);

“Base Salary” means annual regular gross earnings or base salary (as applicable), excluding in each case payments for overtime, shift differentials, incentive compensation, bonuses and other special payments, fees, allowances or extraordinary compensation;

“Benefits Representative” means the Participant Benefits Coordinator of the Corporation or such other Person, regardless of whether employed by the Corporation, who has been formally, or by operation or practice, designated by the Corporation to assist with the day-to-day administration of the Plan;

“Board” means the board of directors of the Corporation or, if established and duly authorized to act, a committee of the board of directors of the Corporation;

“Business Day” means any day, other than Saturday, Sunday or any statutory holiday in the Province of Ontario, Canada;

“Canadian Taxpayer” means a Participant (other than a consultant) liable to pay income taxes in Canada as a result of the receipt of Shares pursuant to the Plan;

“consultant” means a Person, other than a director, officer or employee of the Corporation or of any subsidiary, that:

(a)	provides the services under a written contract with the Corporation or subsidiary; and

(b)	spends or will spend all or substantially all of his, her or its time and attention on the affairs and business of the Corporation or subsidiary;

and includes, for an individual consultant, a corporation of which the individual consultant is an employee or shareholder, and a partnership of which the individual consultant is an employee or partner, and, for greater certainty, includes consultants who provide outsourced or contract labour to the Corporation or a subsidiary, and employees of such consultants;

“Corporation” means Alamos Gold Inc. following the Effective Time, including its subsidiaries and affiliates as the context requires;

“Disability” means a medical condition that would qualify a Participant for benefits under a long-term disability plan of the Corporation or a subsidiary;

“Dividend Equivalents” means the right, if any, granted under Section 10, to receive payments in cash or in Shares, based on dividends declared on Plan Shares;

“Effective Date” has the meaning ascribed thereto in the Plan of Arrangement;

“Effective Time” has the meaning ascribed thereto in the Plan of Arrangement;

“Eligible Person” means any of the following individuals:

(a)	any officer of the Corporation or any subsidiary;

(b)	any employee; and

(c)	any consultant;

“employee” means any regular full-time or part-time employee of the Corporation or any subsidiary as designated in the payroll records of the Corporation or subsidiary (as applicable), and for purposes hereof:

(a)	an employee may in the discretion of the Corporation include an employee who is on a leave of absence;

(b)

an absence from active employment on account of temporary illness, authorized vacation, temporary leaves of absence authorized by the Corporation or subsidiary for reasons of professional advancement, education, health or government service, or during any period required to be treated as a leave of absence which, by virtue of applicable law or agreement, does not result in a termination of employment, shall not disqualify an individual from being an employee;

(c)	an individual who is a seasonal or temporary worker shall not qualify as an employee; and

(d)	an individual must have completed his or her three-month probationary period, if any, in order to qualify as an employee; and for greater certainty, if a probationary period ends after the first day of a quarter, then the individual will only be eligible to participate in the Plan as of the first day of the next quarter;

“Employer’s Contribution” means, in respect of a Participant, the amount credited to a Participant’s Account each quarter by the Corporation or subsidiary (as applicable), being an amount equal to 75% of the Participant’s Contribution;

“Employer’s Shares” has the meaning ascribed in Section 5.7(b);

“ESPP Account” has the meaning ascribed in Section 5.5;

“Insider” means an “insider” determined in accordance with the TSX Company Manual, as such definition may be amended, supplement or replaced from time to time;

“Market Price”, as of a particular date, shall be deemed to be the volume-weighted average trading price of the Shares for the five trading days immediately preceding such date as reported by the Toronto Stock Exchange, or, if the Shares are not listed on the Toronto Stock Exchange, on such other principal stock exchange or over-the-counter market on which the Shares are listed or quoted, as the case may be. If the Shares are not publicly traded or quoted, then the “Market Price” shall be the fair market value of the Shares, as determined by the Board, on the particular date;

“Market Purchase” has the meaning ascribed in Section 5.6(b);

“Participant” means an Eligible Person who is eligible to participate in the Plan in accordance with the Plan, or his or her Personal Representatives or Permitted Assigns, as the context requires;

“Participant’s Contribution” means the amount credited to a Participant’s ESPP Account each quarter out of the Participant’s Base Salary, being an amount equal to the Participant’s quarterly Base Salary multiplied by the Payroll Deduction Rate;

“Participant’s Shares” has the meaning ascribed in Section 5.7(a);

“Payroll Deduction Rate” means the percentage of a Participant’s quarterly Base Salary to be deducted each quarter as the Participant’s Contribution, expressed in whole numbers as a percentage that is not less than 1% nor or more than 10% of the Participant’s Base Salary;

“Permitted Assign” means a “permitted assign” as defined in National Instrument 45-106 - Prospectus and Registration Exemptions of the Canadian Securities Administrators;

“Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted;

“Personal Representative” means:

(a)	in the case of a Participant who, for any reason, is incapable of managing its affairs, the Person entitled by law to act on behalf of such Participant; and

(b)	in the case of a deceased Participant, the executor or administrator of the deceased duly appointed by a court or public authority having jurisdiction to do so;

“Plan of Arrangement” means the plan of arrangement involving AuRico Gold Inc. and Alamos Gold Inc. under Section 182 of the Business Corporations Act (Ontario) pursuant to which the two companies have combined to create the Corporation;

“Plan Shares” means, collectively, Participant’s Shares and Employer’s Shares;

“Purchase Date” means the last day of each quarter or as soon as reasonably possible thereafter;

“Retirement” means:

(a)	in the case of an employee of the Corporation or any subsidiary, retirement as determined in accordance with the retirement policy of the Corporation or subsidiary, as such policy may exist from time to time; and

(b)	in the case of a consultant, the completion of the term of the consultant’s Service Agreement in accordance with its terms (for greater certainty, without being renewed);

“quarter” means a quarter of the Corporation’s fiscal year, and “quarterly” has a corresponding meaning;

“Security-Based Compensation Arrangement” has the meaning ascribed in Section 613(b) of the TSX Company Manual, as amended, amended and restated or replaced from time to time; and shall include:

(a)	stock option plans for the benefit of employees, insiders, service providers, or any one of such groups;

(b)	individual stock options granted to employees, service providers, or insiders if not granted pursuant to a plan previously approved by the Corporation’s security holders;

(c)	stock purchase plans where the Corporation provides financial assistance or where the Corporation matches the whole or a portion of the securities being purchased;

(d)	stock appreciation rights involving issuances of securities from treasury;

(e)	any other compensation or incentive mechanism involving the issuance or potential issuances of securities of the Corporation;

(f)	security purchases from treasury by an employee, insider, or service provider which is financially assisted by the Corporation by any means whatsoever;

and for the avoidance of doubt, “Security-Based Compensation Arrangements” shall expressly include the legacy stock option plans in respect of Capital Gold Corporation and Northgate Minerals Corporation and the legacy stock option plan of Alamos;

“Service Agreement” means any written agreement between a Participant and the Corporation or any subsidiary (as applicable), in connection with that Participant’s employment, service or engagement as an officer, employee or consultant or the termination of such employment, service or engagement, as amended, replaced or restated from time to time;

“Shares” mean Class A common shares of the Corporation;

“subsidiary” means a “subsidiary” determined in accordance with National Instrument 45-106 - Prospectus and Registration Exemptions of the Canadian Securities Administrators, that has been designated by the Corporation as a subsidiary whose officers, employees or consultants shall be eligible to participate in the Plan;

“Termination Date” means:

(a)	for Plan Shares awarded before April 9, 2014, the date on which a Participant ceases to be an Eligible Person; and

(b)	for Plan Shares awarded on and after April 9, 2014, the date on which the Participant ceases to be actively employed by, ceases to actively perform services to, or ceases to be actively engaged by, the Corporation and/or any subsidiary (and not, for greater certainty, the date that is the end of any agreed or otherwise binding severance or notice period (whether express, implied, contractual, statutory or at common law)), without regard to whether the Participant continues thereafter to receive any compensatory payments or other amounts from the Corporation or any subsidiary; and

“Treasury Purchase” has the meaning ascribed in Section 5.6(b).

2.2 Headings. The headings of all articles, sections, and paragraphs in the Plan are inserted for convenience of reference only and shall not affect the construction or interpretation of the Plan.

2.3 Context; Construction. Whenever the singular or masculine are used in the Plan, the same shall be construed as being the plural or feminine or neuter or vice versa where the context so requires.

2.4 Statutes. Any reference to a statute, regulation, rule, instrument, or policy statement shall refer to such statute, regulation, rule, instrument, or policy statement as the same may be amended, replaced or re-enacted from time to time.

2.5 Canadian Funds: Unless otherwise specifically provided, all references to dollar amounts in the Plan are references to lawful money of Canada. Any amounts paid under the Plan shall be paid in Canadian dollars.

2.6 Addendum: The following addendum is attached to, forms part of, and shall be deemed to be incorporated in, the Plan:

Addendum	Title
Addendum A	Special Provisions Applicable to U.S. Taxpayers

2.7 Schedules: The following schedules are attached to, form part of, and shall be deemed to be incorporated in, the Plan:

Schedule	Title
A	Payroll Deduction Authorization Form

3.	ADMINISTRATION OF THE PLAN

3.1 The Plan shall be administered by the Board.

3.2 The Board shall have the power, where consistent with the general purpose and intent of the Plan and subject to the specific provisions of the Plan:

(a)	to establish policies and to adopt rules and regulations for carrying out the purposes, provisions and administration of the Plan and to amend or revoke such policies, rules and regulations;

(b)	to interpret and construe the Plan and to determine all questions arising out of the Plan and any Plan Shares, and any such interpretation, construction or determination made by the Board shall be final, binding and conclusive for all purposes;

(c)	to determine the vesting criteria or restrictions applicable to Plan Shares, if any, subject to the requirements of applicable securities laws and regulatory requirements;

(d)	to prescribe the form of the instruments relating to awards of Plan Shares and all ancillary documents and instruments related to the Plan and Plan Shares; and

(e)	subject to Section 9, to make all other determinations under, and such interpretations of, and to take all such other steps and actions in connection with the proper administration of the Plan as it, in its sole discretion, may deem necessary or advisable.

The Board’s guidelines, rules, regulation, interpretations and determinations shall be conclusive and binding upon the Corporation and all other Persons.

3.3 Delegation. The Board may delegate to any director, officer or employee of the Corporation, including but not limited to a Committee of the Board, such of the Board’s duties and powers relating to the Plan as the Board may see fit, subject to applicable law.

3.4 Use of Administrative Agent. The Board may in its sole discretion appoint from time to time one or more entities to act as administrative agent to administer the Plan and to act as trustee to hold and administer Plan Shares and the assets that may be held in respect of the Plan, the whole in accordance with the terms and conditions determined by the Board in its sole discretion.

3.5 Limitation of Liability and Indemnification. No member of the Board or a Committee of the Board will be liable for any action or determination taken or made in good faith with respect to the Plan or any Plan Shares and each such member shall be entitled to indemnification by the Corporation with respect to any such action or determination in the manner provided for by the Board or a Committee of the Board.

4.	SHARES SUBJECT TO THE PLAN AND INSIDER PARTICIPATION LIMITS

4.1 Shares Subject to the Plan. Subject to adjustment under the provisions of Section 7, the aggregate number of Plan Shares to be reserved and set aside for issue from treasury under the Plan shall not exceed 0.2% of the Shares issued and outstanding from time to time on a non-diluted basis, provided that the aggregate number of Shares issued from treasury pursuant to this Plan, together with all other established Security-Based Compensation Arrangements of the Corporation (other than the legacy stock option plan of Alamos and any securities issued pursuant to Section 613(c) of the Toronto Stock Exchange Company Manual (Employment Inducements)), shall not exceed 6.5% of the issued and outstanding Shares at the time the Shares are available (on a non-diluted basis).

4.2 Shares Available for Future Grants. Any Plan Shares awarded under the Plan which for any reason are forfeited or terminated or that are settled by Market Purchases and not Treasury Purchases shall again be available for future awards of Plan Shares under the Plan.

4.3 Insider Participation Limits. The Plan, when combined with all of the Corporation’s other established Security Based Compensation Arrangements, shall not result at any time in:

(a)	a number of Shares issued to Insiders within a one-year period exceeding 10% of the issued and outstanding Shares; and

(b)	a number of Shares issuable to Insiders at any time exceeding 10% of the issued and outstanding Shares.

4.4 Fractional Shares. No fractional Shares shall be awarded under the Plan. All fractions will be rounded up to the nearest whole Share.

5.	SHARE PURCHASES

5.1 Eligibility. Any Eligible Person as of the first day of a quarter may become a Participant upon enrolment in the Plan in accordance with Section 5.2. Each individual who ceases to be a Participant and who later becomes a Participant shall be treated as a new Participant for eligibility purposes under the Plan.

5.2 Enrolment. To enrol in the Plan, an Eligible Person shall execute and deliver to the Benefits Representative a payroll deduction authorization form, substantially in the form of Schedule A - Payroll Deduction Authorization Form. Such authorization must specify the Participant’s Payroll Deduction Rate selected by the Eligible Person and such other information as is required by the Benefits Representative. Upon receipt by the Benefits Representative, the payroll deduction authorization form shall authorize the Corporation or subsidiary (as applicable) to deduct from the Participant’s Base Salary and credit to the Participant’s ESPP Account the Participant’s Contribution authorized by such form.

5.3 Participant’s Contributions

(a)	Participant’s Contributions by Payroll Deductions. Beginning on the first day of the payroll period in the quarter that next commences after the Participant has delivered his or her payroll deduction authorization form in accordance with Section 5.2, the Corporation or subsidiary (as applicable) shall deduct the Participant’s Contribution from each payment of the Participant’s Base Salary and shall credit such Participant’s Contribution to the Participant’s ESPP Account.

(b)	No Other Participant’s Contributions Permitted. A Participant may not make any separate cash payment other than the Participant’s Contributions into the Participant’s ESPP Account.

(c)	Continuing Effect of Payroll Deduction Authorization. The deduction and crediting of a Participant’s Contributions for a Participant will start on the first day of the payroll period in the quarter that next commences after the Participant has delivered his or her payroll deduction authorization form in accordance with Section 5.2, and shall continue until the first day of the payroll period in the quarter that next commences after the date on which the Participant (i) elects to increase, decrease, suspend, terminate or resume such deductions and credits pursuant to Section 5.3(d), or (ii) ceases to qualify as an Eligible Person, subject to Section 5.9.

(d)	Changes in Participant’s Contributions. A Participant may increase, decrease, suspend, terminate or resume Payroll Contributions under the Plan by giving written notice to the Benefits Representative at such time and in such form as the Corporation or Benefits Representative may prescribe from time to time. Such increase, decrease, suspension, termination or resumption will be effective as of the first day of the payroll period in the quarter that next follows receipt by the Benefits Representative of the Participant’s written notice or such other later date as is administratively practicable. A Participant shall be entitled to increase, decrease, suspend, terminate or resume their Payroll Deduction Rate no more than two times per calendar year.

5.4 Employer’s Contributions. Each Employer’s Contribution shall be credited to each Participant’s ESPP Account at the same time as the Participant’s Contribution to which the Employer’s Contribution relates.

5.5 ESPP Account. A separate notional account shall be maintained for each Participant with respect to the Participant’s Contributions, the Employer’s Contributions and Plan Shares awarded to the Participant (an “ESPP Account”) in accordance with Section 11.3. Plan Shares awarded to the Participant from time to time pursuant to Sections 5 shall be credited to the Participant’s ESPP Account and shall vest in accordance with Section 5.7. On the forfeiture or termination of the Plan Shares pursuant to the terms of the Plan, the Plan Shares credited to the Participant’s ESPP Account will be cancelled. Interest shall not accrue on cash held in the ESPP Account.

5.6 Purchase of Plan Shares

(a)	Purchase of Plan Shares on Purchase Date. On the Purchase Date, the Administrator shall aggregate the Participant’s Contributions, Employer’s Contributions, Dividend Equivalents awarded in respect of Plan Shares held in each Participant’s ESPP Account and shall use such amounts to acquire Plan Shares for such Participant by way of a Treasury Purchase or a Market Purchase, in accordance with this Section 5.6.

(b)	Source of Plan Shares. Plan Shares acquired by the Administrator under the Plan will, at the sole option of the Corporation, either be Shares issued from the treasury of the Corporation (a “Treasury Purchase”) or Shares acquired on the open market through the facilities of the Toronto Stock Exchange or the New York Stock Exchange (in each instance, a “Market Purchase”).

(c)	Price of Market Purchase Shares. The price of Market Purchase Shares will be 100% of the average purchase price of the Shares purchased by the Administrator on behalf of the Participants through the facilities of the Toronto Stock Exchange or the New York Stock Exchange, as applicable, on the date that such Market Purchase Shares were acquired by the Administrator pursuant to a Market Purchase. Neither the Corporation nor the Benefits Representative will exercise any direct or indirect control over the price paid for Market Purchase Shares acquired under the Plan.

(d)	Price of Treasury Purchase Shares. The price of Treasury Purchase Shares will be a price per Share equal to 100% of the Market Price.

(e)	Certificate Requests. Participants are entitled to obtain a certificate representing the vested Plan Shares held in their ESPP Account by delivering to the Administrator a written request in the form prescribed by the Administrator. Each such certificate will be issued and delivered to the Participant as soon as is administratively practical after receipt of the request. No certificates for Plan Shares so purchased will be issued to the Participant until the Participant and the Corporation have each completed all steps required by law to be taken in connection with the issuance and sale of the Plan Shares, including receipt from the Participant of payment or provision for all withholding taxes due as a result of the purchase. The delivery of certificates representing the Plan Shares will be contingent upon the fulfillment of any requirements of the Plan and applicable provisions of laws.

(f)	Fees and Commissions. The Corporation shall be responsible for all fees and commissions in relation to a purchase of Plan Shares pursuant to the Plan.

5.7 Vesting. Plan Shares awarded to a Participant may be sold or withdrawn from the Participant’s ESPP Account only to the extent vested. Unless otherwise determined by the Board in accordance with the provisions hereof, or unless otherwise specified in the Participant’s Service Agreement, Plan Shares awarded under the Plan and Shares acquired on account of Dividend Equivalents awarded in respect of such Plan Shares, shall vest as follows:

(a)	Participant’s Shares. Shares purchased with Participant’s Contributions, including Shares acquired on account of Dividend Equivalents awarded in respect of such Shares, will be designated as “Participant’s Shares” and will vest immediately, unless otherwise authorized by the Board.

(b)	Employer’s Shares. Shares purchased with Employer’s Contributions, including Shares acquired on account of Dividend Equivalents awarded in respect of such Shares, will be designated as “Employer’s Shares” and will vest immediately, unless otherwise authorized by the Board.

5.8 Sales and Withdrawals of Plan Shares from ESPP Account

(a)	Vested Shares. Subject to compliance with applicable laws and any restrictions or hold periods as may be prescribed by the Board, Participants are entitled to sell or withdraw some or all vested Plan Shares held in their ESPP Account once per calendar quarter.

(b)	Sale / Withdrawal Requests. Vested Plan Shares may be sold or withdrawn by the Participant by delivering to the Administrator a notice of sale or withdrawal, in the form and in the manner required by the Administrator, specifying the number of vested Plan Shares with respect to which the notice of sale or withdrawal is being delivered. Such Plan Shares will be sold on the Toronto Stock Exchange and/or New York Stock Exchange as soon as is administratively practical after receipt of the request. The sale price for such Plan Shares shall be the prevailing market price of the Shares at the time of such sale.

(c)	Administrative Fees and Commissions. Participants shall be responsible for all fees and commissions in relation to the sale or withdrawal of their Plan Shares, whether the sale or withdrawal was carried out by the Participant or by the Corporation or the Administrator upon the Participant’s request.

5.9 Termination of Employment, Service or Engagement. Unless otherwise determined by the Board, or unless otherwise provided in the Participant’s Service Agreement, if a Participant’s employment, service or engagement terminates in any of the following circumstances, Plan Shares and any accumulated cash in the Participant’s ESPP Account shall be treated in the manner set forth below:

Reason for Termination	Treatment of Plan Shares
Death	The Participant’s Personal Representative may elect to withdraw or sell all the Plan Shares credited to the Participant’s Account as of the date of death, by making an election in the form and in the manner prescribed by the Administrator. In the event that no such written notice of election is received by the Administrator within 30 days of the Participant’s date of death, the Participant’s Personal Representative (or such other designated person) will automatically be deemed to have elected to withdraw the balance of Plan Shares as of the date of death. Thereafter, any accumulated cash and Plan Shares credited to the Participant’s Account as of the date of death will be delivered to, or on behalf of, the Participant as soon as administratively practicable.

Disability, Retirement and Resignation	The Participant may elect to withdraw or sell all the Plan Shares credited to the Participant’s Account as of the date of Disability, Retirement or resignation, as applicable, by making an election in the form and in the manner prescribed by the Administrator. In the event that no such written notice of election is received by the Administrator within 30 days of the Participant’s date of Disability, Retirement or resignation, as applicable, the Participant will automatically be deemed to have elected to withdraw the balance of Plan Shares as of the date of Disability, Retirement or resignation, as applicable. Thereafter, any accumulated cash and Plan Shares credited to the Participant’s Account as of the date of Disability, Retirement or resignation, as applicable, will be delivered to, or on behalf of, the Participant as soon as administratively practicable.

Termination for Cause and Termination without Cause/Constructive Dismissal	The Participant may elect to withdraw or sell all the Plan Shares credited to the Participant’s Account as of the Termination Date, by making an election in the form and in the manner prescribed by the Administrator. In the event that no such written notice of election is received by the Administrator within 30 days of the Termination Date, the Participant will automatically be deemed to have elected to withdraw the balance of Plan Shares as of the Termination Date. Thereafter, any accumulated cash and Plan Shares credited to the Participant’s Account as of the Termination Date will be delivered to, or on behalf of, the Participant as soon as administratively practicable.

6.	NON-ASSIGNABILITY AND NON-TRANSFERABILITY OF SHARES

Any Plan Shares or other entitlements awarded pursuant to the Plan is personal to the Participant and may not be assigned, transferred, charged, pledged or otherwise alienated, other than to a Participant’s Permitted Assigns or Personal Representatives.

7.	ADJUSTMENTS

7.1 The number and kind of Shares subject to the Plan shall be adjusted in the event of a reorganization, recapitalization, stock split or redivision, reduction, combination or consolidation, stock dividend, combination of shares, merger, consolidation, rights offering or any other change in the corporate structure or shares of the Corporation, in such manner, if any, and at such time, as the Board, in its sole discretion, may determine to be equitable in the circumstances. Failure of the Board to provide for an adjustment shall be conclusive evidence that the Board has determined that it is equitable to make no adjustment in the circumstances. If an adjustment results in a fractional share, the fraction shall be disregarded.

7.2 If at any time the Corporation grants to its shareholders the right to subscribe for and purchase pro rata additional securities of any other corporation or entity, there shall be no adjustments made to the Shares or other securities subject to the Plan in consequence thereof and the Shares subject to the Plan shall remain unaffected.

7.3 The adjustments provided for in this Section 7 shall be cumulative.

7.4 On the happening of each and every of the foregoing events, the applicable provisions of the Plan shall be deemed to be amended accordingly and the Board shall take all necessary action so as to make all necessary adjustments in the number and kind of securities subject to any outstanding Shares (and the Plan).

8.	PRIORITY OF AGREEMENTS

8.1 Priority of Agreements. In the event of any inconsistency or conflict between the provisions of the Plan and a Participant’s Service Agreement, the provisions of the Participant’s Service Agreement shall prevail with respect to such Participant unless the terms of the Participant’s Service Agreement would either (i) cause a violation of US Code 409A in respect of a Participant that is a US Taxpayer (as defined in the Addendum), or (ii) cause the Plan to be a “salary deferral arrangement” as defined in the Income Tax Act (Canada) in respect of a Participant that is a Canadian Taxpayer, in which case the terms of the Plan shall prevail.

8.2 Vesting and Termination Provisions in Service Agreements. In the event that a Participant’s Services Agreement contains provisions respecting the dates upon which any or all outstanding Plan Shares shall vest, without regard to whether such Plan Shares have otherwise vested in accordance with their terms, or provisions respecting the forfeiture and termination of such Plan Shares, the vesting, forfeiture and termination of such Plan Shares, as applicable, shall be governed by the terms and conditions of the Participant’s Service Agreement with respect to such Participant.

9.	AMENDMENT, SUSPENSION OR TERMINATION OF PLAN

9.1 Discretion to Amend the Plan. Subject to Section 9.2, the Board may amend the Plan or Plan Shares at any time, provided, however, that no such amendment may materially and adversely affect any Plan Shares previously awarded to a Participant without the consent of the Participant, except to the extent required by applicable law (including Toronto Stock Exchange requirements). Any amendment under this Section shall be subject to all necessary regulatory approvals. Without limiting the generality of the foregoing, the Board may make certain amendments to the Plan or Plan Shares without obtaining the approval of the shareholders of the Corporation including, but not limited to amendments which are intended to:

(a)	ensure compliance with applicable laws, regulations or policies, including, but not limited to the rules and policies of any stock exchange on which the Shares are listed for trading;

(b)	provide additional protection to shareholders of the Corporation;

(c)	remove any conflicts or other inconsistencies which may exist between any terms of the Plan and any provisions of any applicable laws, regulations or policies, including, but not limited to the rules and policies of any stock exchange on which the Shares are listed for trading;

(d)	cure or correct any typographical error, ambiguity, defective or inconsistent provision, clerical omission, mistake or manifest error;

(e)	facilitate the administration of the Plan;

(f)	amend the definitions of the terms used in the Plan, the dates on which Participants may become eligible to participate in the Plan, the minimum and maximum permitted Payroll Deduction Rate, the amount of Participants’ Contributions and the procedures for making, changing, processing, holding and using such contributions, vesting, the rights of holders of Participant Shares and Employer Shares, the rights to sell or withdraw Plan Shares and cash credited to a Participant’s Account and the procedures for doing the same, the interest payable on cash credited to a Participant’s Account, the transferability of Plan Shares, contributions or rights under the Plan, the adjustments to be made in the event of certain transactions, Plan expenses, restrictions on corporate action, or use of funds; or

(g)	make any other change that is not expected to materially adversely affect the interests of the shareholders of the Corporation.

9.2 Amendments Requiring Shareholder Approval. Notwithstanding Section 9.1, no amendments to the Plan or Plan Shares to:

(a)	extend the date on which Plan Shares will be forfeited or terminated in accordance with their terms;

(b)	increase the fixed maximum percentage of Shares reserved for issuance under the Plan (including a change from a fixed maximum percentage of Shares to a fixed maximum number of Shares);

(c)	revise the definition of Market Price or the method for determining the purchase price of Shares set out in Section 5.6 that would result in a decrease in the purchase price of such Shares for the benefit of an insider;

(d)	revise the insider participation limits set out in Section 4.3;

(e)	revise Section 6 to permit Plan Shares awarded under the Plan to be transferable or assignable other than for estate settlement purposes;

(f)	amend the definition of “Eligible Person” to permit the introduction or reintroduction of non-executive directors on a discretionary basis;

(g)	revise the definition of Employer’s Contribution that would result in a change to the employer matching contribution amount; or

(h)	revise the amending provisions set forth in Section 9.1 or 9.2;

shall be made without obtaining approval of the shareholders of the Corporation in accordance with the requirements of the Toronto Stock Exchange.

9.3 Amendment, Suspension or Discontinuance. No amendment, suspension or discontinuance of the Plan or of any Shares awarded under the Plan may contravene the requirements of the Toronto Stock Exchange or any securities commission or other regulatory body to which the Plan or the Corporation is now or may hereafter be subject to. Termination of the Plan shall not affect the ability of the Board to exercise the powers granted to it hereunder with respect to Shares awarded under the Plan prior to the date of such termination.

9.4 Tax Provisions. Notwithstanding the foregoing, no amendment to the Plan shall cause the Plan or Shares awarded to a Canadian Taxpayer hereunder to be made without the consent of such Canadian Taxpayer if the result of such amendment would be to cause the Shares to be a “salary deferral arrangement” under the Income Tax Act (Canada).

10.	DIVIDEND EQUIVALENTS

Dividend Equivalents shall be credited to a Participant’s ESPP Account as follows:

(a)	any cash dividends or distributions credited to the Participant’s ESPP Account shall be deemed to have been invested in additional Shares on the payment date established for the related dividend or distribution in an amount equal to the greatest whole number which may be obtained by dividing (i) the value of such dividend or distribution on the payment date by (ii) the Market Price of one Share on the dividend payment date, and such additional Shares shall be subject to the same terms and conditions as are applicable in respect of the Shares with respect to which such dividends or distributions were payable; and

(b)	if any such dividends or distributions are paid in Shares or other securities, such Shares and other securities shall be subject to the same vesting and other restrictions as apply to the Shares with respect to which they were paid.

No Dividend Equivalent will be credited to or paid on Shares that have been forfeited or terminated.

11.	MISCELLANEOUS

11.1 No Rights as a Shareholder. Nothing contained in the Plan nor in any Shares awarded hereunder shall be deemed to give any Person any interest or title in or to any Shares or any rights as a shareholder of the Corporation or any other legal or equitable right against the Corporation whatsoever with respect to Shares awarded pursuant to the Plan until such Person becomes the holder of record of Plan Shares.

11.2 Employment. Nothing contained in the Plan shall confer upon any Participant any right with respect to employment or continued employment or the right to continue to serve as a consultant as the case may be, or interfere in any way with the right of the Corporation to terminate such employment or service at any time. Participation in the Plan by an Eligible Person is voluntary.

11.3 Record Keeping. The Corporation shall maintain appropriate registers in which shall be recorded all pertinent information with respect to the Plan. Such registers shall include, as appropriate:

(a)	the name and address of each Participant;

(b)	the amount of Participant’s Contributions and Employer’s Contributions;

(c)	the number of Plan Shares credited to each Participant’s ESPP Account;

(d)	any and all adjustments made to Plan Shares recorded in each Participant’s account; and

(e)	such other information which the Corporation considers appropriate to record in such registers.

11.4 Income Taxes. An Eligible Person shall be required to pay to the Corporation, and the Corporation shall have the right and is hereby authorized to withhold from any payment otherwise payable to such Eligible Person, the amounts required by any taxing authority to be withheld for taxes of any kind as a consequence of such participation in the Plan or the award of any Plan Shares pursuant to the Plan.

11.5 No Representation or Warranty. The Corporation makes no representation or warranty as to the future market value of any Plan Shares awarded pursuant to the Plan.

11.6 Direction to Transfer Agents. Upon receipt of a certificate of an authorized officer of the Corporation directing the issue of Plan Shares awarded under the Plan, the transfer agent of the Corporation is authorized and directed to issue and countersign share certificates for the Plan Shares subject to the applicable award in the name of such Participant or as may be directed in writing by the Participant.

12.	FORFEITURE AND TERMINATION OF SHARES / HOLD PERIODS

12.1 Forfeiture and Termination of Shares. If for any reason Plan Shares are forfeited or terminated, subject to any extension thereof in accordance with the Plan, such Shares shall forthwith be forfeited and shall terminate and be of no further force or effect.

12.2 Hold Periods. The Corporation may make Shares awarded under this Plan subject to any hold period as the Board determines to be appropriate or as required under applicable securities laws.

13.	GOVERNING LAW

The Plan shall be construed in accordance with and be governed by the laws of Ontario and shall be deemed to have been made therein.

14.	REGULATORY APPROVAL

The Plan shall be subject to the approval of any relevant regulatory authority whose approval is required. Any Plan Shares awarded prior to such approval and acceptance shall be conditional upon such approval and acceptance being given and no such Plan Shares shall vest unless such approval and acceptance is given.

15.	EFFECTIVE DATE OF THE PLAN

The Plan is dated with effect as of the Effective Date. The Amended and Restated Employee Share Purchase Plan of the AuRico Gold Inc., dated April 9, 2014 (the “2014 ESPP”), replaced the Employee Share Purchase Plan of AuRico Gold Inc. dated July 1, 2009, and the 2014 ESPP was further amended on May 7, 2015 and on July 2, 2015.

ADDENDUM A - SPECIAL PROVISIONS APPLICABLE TO US TAXPAYERS

This Addendum sets forth special provisions of the Plan that apply to US Taxpayers (as defined below) and forms part of the Plan. All capitalized terms, to the extent not otherwise defined herein, shall have the meanings set forth in the Plan.

1.	DEFINITIONS

1.1 For the purposes of this Addendum:

“Company Affiliate” means any person, firm or entity with whom the Corporation would be considered a single employer under Section 414(b) or 414(c) of the US Code;

“Specified Employee” means a US Taxpayer who meets the definition of “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the US Code;

“Termination of Employment” and terms of like import shall mean a termination of service with the Corporation and any Company Affiliate, whether as an employee or otherwise, if, at the time of such termination, it is reasonably anticipated that no further services will be performed and if such termination otherwise constitutes a “separation from service” within the meaning of for purposes of United States Treasury Regulation Section 1.409A-1(h);

“US Code” means the United States Internal Revenue US Code of 1986 and any applicable United States Treasury Regulations and other binding regulatory guidance thereunder;

“US Code Section 409A” means Section 409A of the US Code and the regulations and other guidance promulgated thereunder;

“US Code Section 409A Award” means an Award that is “nonqualified deferred compensation” within the meaning of US Code Section 409A; and

“US Taxpayer” means a Participant who is a citizen or resident of the United States for purposes of the US Code, or whose Awards under the Plan are subject, or would be subject, absent an exemption, to US Code Section 409A.

2.	TERMINATION OF EMPLOYMENT

2.1 Settlement of ESPP Accounts. Notwithstanding any provision of the Plan to the contrary, including, without limitation, Sections 5.8 and 5.9, if a US Taxpayer’s employment terminates and if, pursuant to Section 5.9, settlement of part or all of such US Taxpayer’s ESPP Account is deferred until a later vesting or other date, the Account will in all events be settled and any cash or Shares credited to such Account will be distributed by the next vesting or other settlement date specified in Section 5.9 or, if earlier, by March 15 of the year following the year in which such termination of employment occurs.

2.2 US Code Section 409A. Notwithstanding any provision of the Plan arguably to the contrary, all amounts of cash and all Shares attributable to the Employer’s Contribution(s) on behalf of a US Taxpayer shall be paid, distributed or otherwise made available to him or her by

March 15 of the year following the year in which such amounts and/or Shares are no longer subject to a risk of forfeiture for purposes of US Code Section 409A, subject to applicable US tax withholding. It is intended that a US Taxpayer’s interest under the Plan qualify as a short term deferral that is exempt from US Code Section 409A. The provisions of the Plan and this Addendum shall be construed and administered accordingly.

3.	TAXES

3.1 Payment of Taxes. Each US Taxpayer is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of such US Taxpayer in connection with the Plan or any other plan maintained by the Corporation (including any taxes and penalties under US Code Section 409A), and neither the Corporation nor any subsidiary shall have any obligation to indemnify or otherwise hold such US Taxpayer (or any Participant) harmless from any or all of such taxes or penalties.

3.2 Tax Withholding. A US Taxpayer shall be required to pay to the Corporation, and the Corporation shall have the right and is hereby authorized to withhold, from any cash or other compensation payable under the Plan, or from any other compensation or amounts owing to the US Taxpayer, the amount of any required withholding taxes in respect of amounts paid under the Plan and to take such other action as may be necessary in the opinion of the Corporation to satisfy all obligations for the payment of such withholding and taxes.

4.	MISCELLANEOUS

4.1 Amendments. Notwithstanding the provisions of Section 9 of the Plan, no amendment in respect of a US Taxpayer’s ESPP Account or the distribution or other settlement of such Account shall be effective as to such US Taxpayer without his or her consent if the result of such amendment would be to cause the US Taxpayer’s interest in the Plan to violate the requirements of US Code Section 409A.

4.2 US Code Section 409A Awards. If, notwithstanding the express intent of the Corporation to the contrary, a US Taxpayer’s interest in the Plan is determined to constitute “nonqualified deferred compensation” subject to US Code Section 409A Award, the distribution or other settlement of the US Taxpayer’s ESPP Account shall be subject to such additional rules and requirements as specified by the Board from time to time in order to comply with US Code Section 409A. In this regard, if any amount under a US Code Section 409A Award is payable upon a Termination of Employment to a US Taxpayer who is considered a Specified Employee, then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the Participant’s date of Separation From Service, or (ii) the Participant’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to US Code Section 409A.

4.3 Priority. Except as specifically provided in this Addendum, the provisions of the Plan and the Participant’s Award Agreement shall govern. For Participants who are US Taxpayers, in the event of any inconsistency or conflict between the provisions of (i) the Plan and/or a Participant’s Award Agreement, and (ii) this Addendum, the terms of this Addendum shall prevail.

Employee Share Purchase Plan

Enrollment Form

SCHEDULE A – Payroll Deduction Authorization Form

ADMINISTERED FOR ALAMOS GOLD INC. BY SOLIUM CAPITAL

PERSONAL INFORMATION

Last Name	First Name	Middle Name(s)

Phone	Street Address
Cell	City
Fax	State/Province	Zip/Postal Code
Email Address	SIN# or SSN#
Employee #	Date of Employment

Date of Birth (mm/dd/yyyy)	/ /	Annual Base Salary (specify currency)
Preferred Language	☐ English ☐ Spanish	Work Site Office

PERSONAL INFORMATION
Name
Relationship		Street Address
Phone		City
Email Address		State/Province	Zip/Postal Code

CONTRIBUTION INFORMATION
Enter Annual Percentage of Annual Base Salary Deductions (%)

Percentage Revision #1 (if requested)	Employee Initials
Percentage Revision #2 (if requested)	Employee Initials

AUTHORIZATION

By signing below, I understand that there are risks associated with the purchase of the Shares and that the securities laws of Canada and the United States may impose certain restrictions on the resale of Shares. I hereby acknowledge that I have been advised by the Corporation to consult with his or her own legal, financial and tax advisors with respect to the enrolment in the Plan and the entitlement to receive Shares under the Plan and any disposition of shares received under the Plan. I further acknowledge that I am responsible for obtaining such legal, financial and tax advice as I consider appropriate, and I am not relying on the corporation, or counsel to the Corporation in this regard. Furthermore, I authorize that the above-noted percentage of my annual base salary be deducted by the Corporation, from each pay period, until such time that I request otherwise or am no longer an eligible Participant in the Employee Share Purchase Plan.

Date (mm/dd/yyyy)	/ /	Employee Signature